EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS HOLIDAY PERIOD SALES RESULTS

New York, N.Y., January 12, 2015 - Tiffany & Co. (NYSE: TIF) today reported its sales results for the two-month holiday period ended December 31st. Worldwide net sales of $1.02 billion were 1% below the prior year. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales increased 3% and comparable store sales equaled the prior year (see “Non-GAAP Measures” schedule). Management revised its financial outlook for 2014 and introduced preliminary guidance for the coming year.

Michael J. Kowalski, chairman and chief executive officer, said, “Clearly, sales for the holiday period were disappointing overall, with significant variability in performance by region and by product category. In terms of regional performance, Asia-Pacific showed solid sales growth, sales in Japan continued to be weak, European sales rose nicely in local currencies and sales in the Americas declined slightly after a very strong start to the year. Regarding product categories, our very strong and concentrated marketing focus on Tiffany “T” generated strong sales growth in fashion gold jewelry. However, that success did not translate into broader sales momentum as we had anticipated in other jewelry categories.”

Net sales highlights were:

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In the Americas, total sales on a constant-exchange-rate basis were equal to the prior year and comparable store sales declined 1% reflecting mixed results around the region. In U.S. dollars, total sales declined 1% to $544 million.

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Total sales in the Asia-Pacific region on a constant-exchange-rate basis rose 10% and comparable store sales increased 6%, led by noteworthy growth in China and Singapore. In U.S. dollars, total sales increased 7% to $210 million.

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In Japan, total sales on a constant-exchange-rate basis declined 3% and comparable store sales declined 8%, which management attributes to weak economic conditions affecting consumer spending. In U.S. dollars, total sales declined 16% to $113 million.

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Total sales in Europe on a constant-exchange-rate basis increased 9% due to growth in major continental European markets and comparable store sales rose 4%. In U.S. dollars, total sales increased 1% to $133 million.

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Other sales rose 14% to $24 million, reflecting sales in Tiffany’s new store in Moscow which opened earlier in the year partly offset by a 6% decline in comparable store sales. Wholesale sales of diamonds also increased.

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At December 31, 2014, the Company operated 296 stores (123 in the Americas, 73 in Asia-Pacific, 56 in Japan, 38 in Europe, five in the United Arab Emirates and one in Russia), versus 286 stores (121 in the Americas, 69 in Asia-Pacific, 54 in Japan, 37 in Europe and five in the U.A.E.) a year ago.

Outlook:
For the year ending January 31, 2015, management is forecasting net earnings in a range of $4.15 - $4.20 per diluted share (excluding a loss of $0.47 per diluted share after-tax on the extinguishment of long-term debt recorded in the third quarter), compared with its previous forecast of $4.20 - $4.30 per diluted share. This forecast represents an increase of 11% - 13% over the prior year’s $3.73 per diluted share (which had excluded a one-time charge of $2.28 per diluted share related to an adverse arbitration ruling and a one-time expense of $0.04 per diluted share for staff and occupancy reductions).

Frederic Cumenal, president, added, “Tiffany has meaningful global opportunities to pursue over the long-term. For the coming year, however, we are planning cautiously as we anticipate significant headwinds from the stronger U.S. dollar against all of our key currencies that, as we experienced in the holiday period, negatively affects both the translation of results and sales to tourists in the U.S. While we are still in our planning process, we believe these factors will likely result in our planning low-to-mid single-digit sales and earnings growth in 2015. Despite these and other global economic pressures that we anticipate in the short-term, we believe that, when they abate, Tiffany will resume higher earnings growth rates based on stronger sales growth and increasing operating margins. We will provide an update when we report Tiffany’s full year results in March.”

Next Scheduled Announcement:
The Company expects to report fourth quarter and full year results on Friday March 20th. To be notified of future announcements, register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the fourth quarter, the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as ‘expects,’ ‘anticipates’, ‘forecasts,’ ‘plans,’ ‘believes,’ ‘continues,’ ‘may,’ ‘will,’ and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s objectives, expectations and beliefs with respect to sales, sales growth, operating margin, net earnings, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company’s significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company’s product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company’s risk factors, as they may be amended from time to time, set forth in the Company’s filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.
Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Two Months Ended December 31, 2014			Eleven Months Ended December 31, 2014
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(1)%	(4)%	3%	6%	(2)%	8%
Americas	(1)%	(1)%	—%	6%	(1)%	7%
Asia-Pacific	7%	(3)%	10%	10%	(1)%	11%
Japan	(16)%	(13)%	(3)%	(4)%	(7)%	3%
Europe	1%	(8)%	9%	7%	1%	6%
Other	14%	—%	14%	28%	—%	28%

Comparable Store Sales:
Worldwide	(4)%	(4)%	—%	2%	(2)%	4%
Americas	(2)%	(1)%	(1)%	5%	(1)%	6%
Asia-Pacific	3%	(3)%	6%	4%	(1)%	5%
Japan	(20)%	(12)%	(8)%	(6)%	(7)%	1%
Europe	(3)%	(7)%	4%	(1)%	—%	(1)%
Other	(6)%	—%	(6)%	11%	—%	11%

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